AMENDMENT NO. 6 to

                          MARGIN LOAN CREDIT AGREEMENT

      THIS AMENDMENT NO. 6 (this "Amendment"), dated as of December 30, 1998 is entered into between Trace International Holdings, Inc. (the "Borrower" or the "Company") and The Bank of Nova Scotia (including its successors and assigns, the "Lender").

                              W I T N E S S E T H:
                              - - - - - - - - - -

      WHEREAS, pursuant to the Margin Loan Credit Agreement dated as of August 15, 1997 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), entered into between the Borrower and the Lender, the Lender extended Commitments to make Loans to the Borrower; and

      WHEREAS, the Borrower has requested, and the Lender has agreed to, an amendment to the Credit Agreement;

      NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS


      SECTION 1.1. Use of Defined Terms; Rules of Usage. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall, when capitalized, have such meanings when used in this Amendment.

                                   ARTICLE II

                                    AMENDMENT

      SECTION 2.1. Amendment to Article I of the Credit Agreement (Definitions).

      (i) Article I is hereby amended by adding the following definitions in their appropriate alphabetical place:

            "'Demand Note' shall mean that certain Demand Note dated as of December 1, 1998, between Trace Foam Sub, Inc. and the Lender.";

            "'Restricted Junior Payment' means (a) any dividend or distribution, direct or indirect, on account of any Equity Interests in the Borrower now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity

Interests in the Borrower now or hereafter outstanding, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated Indebtedness and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests in the Borrower now or hereafter outstanding.";

            "'Trace Foam Sub Guaranty' shall mean that certain Guaranty by Trace Foam Sub in favor of the Lender, dated December 30, 1998, which guarantees the Indebtedness of the Borrower under this Agreement."

      (ii) The definition of "Loan Documents" is hereby amended by adding the following terms immediately after the words "the Contract Assignment Agreement" therein:

            ", the Demand Note and the Trace Foam Sub Guaranty".

      SECTION 2.2. Amendment to Article II to the Credit Agreement Interest and
Fees). Clause (f) of Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

            "(f) Repayment of the Loan. The Borrower shall make a scheduled repayment of the full outstanding principal amount of the Loan on January 31, 1999."

      SECTION 2.3. Amendment to Article IX to the Credit Agreement (Negative Covenants).

      (i) Section 9.1 is hereby amended by (a) deleting the word "and" at the end of clause (viii), (b) deleting the "." and substituting "; and" at the end of clause (ix) and (c) adding the following clause (x) after clause (ix):

            "(x) Indebtedness of the Borrower and Trace Foam Sub, Inc. under the Demand Note and the Trace Foam Sub Guaranty."

      (ii) Clause (vi) of Section 9.2 is hereby amended by adding the phrase at the end thereof:

            "and the Demand Note."

      (iii) Section 9.4 is hereby amended by adding the following sentence at the end thereof:

            "Notwithstanding the foregoing, the Borrower and Trace Foam Sub, Inc. may enter into and perform all obligations under the Demand Note and the Trace Foam Sub Guaranty."

      (iv) Article IX is hereby amended by adding the following as Section 9.9:

            "9.9. Restricted Junior Payments. The Borrower shall not declare or make any Restricted Junior Payment."

                                   ARTICLE III

                                  EFFECTIVENESS

            This Amendment shall become effective, as of the date hereof (the "Effective Date"), subject to (i) the execution and delivery of this Amendment by the Borrower and the Lender and (ii) satisfaction of the conditions to effectiveness contained within Section 4.1 of Amendment No. 5, dated as of December 30, 1998, to the other Credit Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

            In order to induce the Lender to enter into this Amendment, the Borrower hereby reaffirms, except as set forth in Annex A hereto, as of the date hereof, the representations and warranties contained in Article VI of the Credit Agreement; provided, however, that this representation shall be deemed to be qualified by the Schedules to the Other Credit Agreement.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

      SECTION 5.1. Ratification of and References to the Credit Agreement. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

      SECTION 5.2. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

      SECTION 5.3. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

      SECTION 5.4. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO NEW YORK CHOICE OF LAW PRINCIPLES.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                           TRACE INTERNATIONAL HOLDINGS, INC.


                                           By /s/ Philip N. Smith, Jr.
                                              ----------------------------------
                                              Name:  Philip N. Smith, Jr.
                                              Title: Senior Vice President


                                           THE BANK OF NOVA SCOTIA,


                                           By /s/ Brian Allen
                                              ----------------------------------
                                              Name:  Brian Allen
                                              Title: Senior Relationship Manager